Exhibit 99.1

News Release

Victory Capital Reports June 30, 2019 Assets Under Management

San Antonio, Texas,  July 10, 2019 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) increased to $64.1 billion on June 30, 2019. This represents a 10% increase in AUM from $58.1 billion on March 31, 2019.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
	June 30, 2019	March 31, 2019

By Asset Class
U.S. Mid Cap Equity	$24,203	$22,169
U.S. Small Cap Equity	15,278	14,714
Fixed Income	7,300	6,973
U.S. Large Cap Equity	4,108	4,117
Global / Non-U.S. Equity	5,498	5,234
Solutions	6,919	3,996
Commodity	335	493
Other	436	425
Total Assets Under Management	$64,077	$58,119

By Vehicle
Mutual Funds[2]	$34,258	$33,786
ETFs	3,093	3,123
Separate Accounts and Other Vehicles[3]	26,726	21,210
Total Assets Under Management	$64,077	$58,119

[1]Due to rounding, numbers presented in this table may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

AUM for Victory Funds, VictoryShares ETFs and most institutional separate account strategies may be found on www.vcm.com.

Exhibit 99.1

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $64.1 billion in assets under management as of June 30, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us.

Contacts:

Investors:

Matthew Dennis, CFA

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Tricia Ross

310-622-8226

tross@finprofiles.com

Victory Funds are distributed by Victory Capital Advisers, Inc. (VCA). VictoryShares ETFs are distributed by Foreside Fund Services, LLC. Victory Capital Management Inc. (VCM) is the adviser to VictoryShares ETFs and Victory Funds. VCM and VCA are affiliated. They are not affiliated with Foreside Fund Services, LLC.

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.